AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

Pretax income excluding discontinued operations	$111,351	$270,968
Minority interest in subsidiaries having
fixed charges (*)	4,827	44,013
Less undistributed equity in
(earnings) losses of investees	1,413	(13,975)
Fixed charges:
Interest on annuities	72,266	294,940
Interest expense	17,051	57,177
Interest on subsidiary trust obligations	4,461	1,473
Debt discount (premium) and expense	713	2,084
Portion of rentals representing interest	3,176	12,703

EARNINGS	$215,258	$669,383

Fixed charges:
Interest on annuities	$ 72,266	$294,940
Interest expense	17,051	57,177
Interest on subsidiary trust obligations	4,461	1,473
Debt discount (premium) and expense	713	2,084
Portion of rentals representing interest	3,176	12,703
Pretax preferred dividend requirements
of subsidiaries	-	27,543

FIXED CHARGES	$ 97,667	$395,920

Ratio of Earnings to Fixed Charges	2.20	1.69

Earnings in Excess of Fixed Charges	$117,591	$273,463

(*) Amounts include subsidiary preferred dividends and accrued distributions on preferred securities of consolidated trusts for the year ended
December 31, 2003.

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